Exhibit 10.4

GOLDMAN, SACHS & CO. | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198 | TEL:  212-902-1000

Opening Transaction

To:	The Medicines Company 8 Sylvan Way Parsippany, New Jersey 07054 Attention: William B. O’Connor, Chief Financial Officer Telephone No.: 973-290-6094

A/C:	04259845

From:	Goldman, Sachs & Co.

Re:	Additional Call Option Transaction

Ref. No:	[Insert Reference Number]

Date:	June 7, 2016

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs & Co. (“Dealer”) and The Medicines Company (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

1.              This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of June 10, 2016 between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”), relating to the USD350,000,000 principal amount of 2.75% Convertible Senior Notes due 2023 (the “Base Convertible Securities”) and the additional USD52,500,000 principal amount of 2.75% Convertible Senior Notes due 2023 issued pursuant to the option to purchase additional convertible securities exercised on the date hereof (the “Optional Convertible Securities” and, together with the Base Convertible Securities, the “Convertible Securities”).  In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.  For the avoidance of doubt, references herein to sections of, or definitions set forth in, the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation.  If any relevant sections of, or definitions set forth in, the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Indenture.  Subject to the foregoing, the parties acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is, or the Convertible Securities are, amended, modified or supplemented following the date hereof or the date of their execution, respectively, any such amendment, modification or supplement (other than any amendment, modification or supplement pursuant to a Merger Supplemental Indenture (as defined below)) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a Threshold Amount of 3% of Dealer’s shareholders’ equity on the Trade Date (provided that (a) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (c) the following sentence shall be added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the relevant party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”))

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency among this Confirmation, the Equity Definitions, the 2006 Definitions or the Agreement, the following shall prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the 2006 Definitions; and (iv) the Agreement.  For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions shall not be construed to exclude or limit any other provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions.

The Transaction hereunder shall be the sole Transaction under the Agreement.  If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.              The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 7, 2016

Option Style:	Modified American, as described under “Procedures for Modified American Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD 0.001 (Ticker Symbol: “MDCO”).

Number of Options:

The number of Optional Convertible Securities in denominations of USD1,000 principal amount purchased by the Initial Purchasers (as defined in the Purchase Agreement), at their option pursuant to Section 2 of the Purchase Agreement (as defined below). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Applicable Percentage:	50%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 20.4198.

Fundamental Change Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 14.03 of the Indenture.

Discretionary Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 14.04(h) of the Indenture.

Strike Price:	USD48.9721

Cap Price:	USD64.6800. For the avoidance of doubt, in no event shall the Cap Price be adjusted to be less than the Strike Price.

Rounding of Strike Price/ Cap Price/Option Entitlement:

In connection with any adjustment to the Option Entitlement, Strike Price or Cap Price, the Option Entitlement, the Strike Price or the Cap Price, as the case may be, shall be rounded by the Calculation Agent in accordance with the provisions of the Indenture relating to rounding of the “Conversion Price” or the “Conversion Rate” as applicable (each as defined in the Indenture).

Number of Shares:	As of any date, a number of Shares equal to the product of the Number of Options and the Option Entitlement.

Premium:	USD2,212,875.00

Premium Payment Date:	The closing date of the issuance of the Convertible Securities issued pursuant to the option to purchase additional Convertible Securities exercised on the date hereof.

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Modified American Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:

With respect to any conversion of a Convertible Security (other than any conversion of Convertible Securities with a “Conversion Date” (as defined in the Indenture) occurring prior to the Free Convertibility Date (any such conversion, an “Early Conversion”), to which the provisions of Section 8(b)(iii) of this Confirmation shall apply), the “Conversion Date” (as defined in the Indenture) for

Convertible Securities that are not “Relevant Convertible Securities” under (and as defined in) the confirmation between the parties hereto regarding the Base Call Option Transaction dated June 6, 2016 (the “Base Call Option Transaction Confirmation”), provided that, no Conversion Date shall be deemed to have occurred with respect to Exchanged Securities (such Convertible Securities, other than Exchanged Securities, the “Relevant Convertible Securities” for such Conversion Date). For the purposes of determining whether any Convertible Securities will be Relevant Convertible Securities hereunder or “Relevant Convertible Securities” under the Base Call Option Transaction Confirmation, Convertible Securities that are converted pursuant to the Indenture shall be allocated first to the Base Call Option Transaction Confirmation until all Options thereunder are exercised or terminated.

Free Convertibility Date:	April 15, 2023

Exchanged Securities:

With respect to any Conversion Date, any Convertible Securities with respect to which Counterparty makes the election described in Section 14.13 of the Indenture and the financial institution designated by Counterparty accepts such Convertible Securities in accordance with Section 14.13 of the Indenture, as long as Counterparty does not submit a Notice of Exercise in respect thereof.

Expiration Date:

The earlier of (i) the last day on which any Convertible Securities remain outstanding and (ii) the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Automatic Exercise on Conversion Dates:

Applicable; and means that on each Conversion Date occurring on or after the Free Convertibility Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:

In respect of any exercise of Options hereunder on any Conversion Date on or after the Free Convertibility Date, 5:00 P.M., New York City time, the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Notice of Exercise:

Counterparty shall notify Dealer in writing prior to the Notice Deadline of the number of Relevant Convertible Securities in denominations of USD1,000 principal amount converted on each Conversion Date occurring on or after the Free Convertibility Date; provided, that any “Notice of

Exercise” delivered to Dealer pursuant to the Base Call Option Transaction Confirmation shall be deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutatis mutandis, to this Confirmation. If Counterparty fails to give such notice when due in respect of any exercise of Options hereunder with a Conversion Date occurring on or after the Free Convertibility Date, Automatic Exercise shall apply and the Conversion Date shall be deemed to be the Notice Deadline.

Notice of Final Convertible Security Settlement Method:

In addition to the Notice of Exercise, Counterparty shall notify Dealer in writing before 5:00 P.M., New York City time, on the 105th “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture) of the settlement method (and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture)) that Counterparty will elect with respect to Relevant Convertible Securities with a Conversion Date occurring on or after the Free Convertibility Date (such notice, the “Notice of Final Convertible Security Settlement Method”). If applicable, the Notice of Final Convertible Security Settlement Method shall also contain the Settlement Method Election Provisions. If Counterparty does not timely deliver the Notice of Final Convertible Security Settlement Method (or such notice does not contain the Settlement Method Election Provisions, if applicable) then the Notice of Final Convertible Security Settlement Method shall be deemed timely given and the Applicable Settlement Method shall be a Cash Election with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 (and, for the avoidance of doubt, the Cash Settlement Averaging Period shall be determined without regard to the proviso in the definition thereof), and Counterparty shall not specify “Physical Settlement” (as defined in the Indenture) or a Cash Election with a “Specified Dollar Amount” (as defined in the Indenture) of less than USD1,000 for any Relevant Convertible Securities.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6(b) below.

Settlement Terms:

Settlement Date:	For any Exercise Date, the date one Settlement Cycle following the final day of the Cash Settlement Averaging Period.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and

9.1 of the Equity Definitions, and subject to “Notice of Exercise” above and “Discretionary Adjustments” and “Consequences of Merger Events” below, in respect of an Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date (the “Delivery Obligation”), (i) a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 14.02(a)(iv) of the Indenture (except that such number of Shares shall be rounded down to the nearest whole number) and cash in lieu of any fractional Share resulting from such rounding and/or (ii) the product of the Applicable Percentage and the aggregate amount of cash, if any, in excess of the principal amount of the Relevant Convertible Securities that Counterparty would be obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 14.02(a)(iv) of the Indenture, determined, for each of clauses (i) and (ii), by the Calculation Agent (by reference to such Sections of the Indenture) as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Applicable Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Relevant Convertible Securities; provided that if the “Daily VWAP” (as defined in the Indenture) for any “Trading Day” (as defined in the Indenture) during the Cash Settlement Averaging Period is greater than the Cap Price, then clause (ii) of the relevant “Daily Conversion Value” (as defined in the Indenture) for such “Trading Day” shall be determined as if such “Daily VWAP” for such “Trading Day” were deemed to equal the Cap Price; provided further that the Delivery Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Discretionary Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date.

Applicable Settlement Method:

For any Relevant Convertible Securities, if (i) Counterparty has notified Dealer in the Notice of Final Convertible Security Settlement Method that it will elect to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 14.02(a) of the Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD1,000 and (ii) such Notice of Final Convertible Security Settlement Method contains all of the Settlement Method Election Provisions, the Applicable Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities (the “Convertible Securities Settlement Method”); otherwise, the Applicable Settlement Method shall assume Counterparty had made a Cash Election with respect to such Relevant Convertible Securities (a “Deemed Net Share Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 per Relevant Convertible Security and the Delivery Obligation shall be determined by the Calculation Agent as if the relevant “Observation Period” pursuant to Section 14.02(a)(iv)(C) of the Indenture were the Cash Settlement Averaging Period.

Cash Settlement Averaging Period:

The 50 “Trading Days” (as defined in the Indenture) commencing on the 52nd “Scheduled Trading Day” (as defined in the Indenture) prior to the “Maturity Date” (as defined in the Indenture); provided that in the case of a Deemed Net Share Election, the Cash Settlement Averaging Period shall be the 100 “Trading Days” (as defined in the Indenture) commencing on the 102nd “Scheduled Trading Day” (as defined in the Indenture) prior to the “Maturity Date” (as defined in the Indenture).

Settlement Method Election Provisions:

In order for the Applicable Settlement Method to be the Convertible Securities Settlement Method in accordance with “Applicable Settlement Method” above, the Notice of Final Convertible Security Settlement Method must contain in writing the following representations and warranties from Counterparty to Dealer as of such notice delivery date:

(i) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares;

(ii) Counterparty is electing the Convertible Security Settlement Method in good faith and not as part of a plan or scheme to evade compliance with the U.S. federal securities laws; Counterparty is not electing the Convertible Security Settlement Method for the purpose of creating actual or apparent active trading activity in the Shares (or any security convertible into or exchangeable for Shares), raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for Shares), for the purpose of inducing the purchase or sale of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act (it being understood that no representation is made in respect of Dealer’s Hedging Activities); and Counterparty has not entered into or altered any hedging transaction relating to the Shares for the purpose of offsetting the Transaction (other than the repurchase and retirement of outstanding convertible notes, and the offering or repayment of Convertible Securities);

(iii) Counterparty has the power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance;

(iv) such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets, in each case which would materially impair such election or ability to perform its obligations hereunder; and

(v) any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Counterparty delivers such notice and ending at the close of business on the final day of the Cash Settlement Averaging Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Counterparty shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part,

deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 14.04 of the Indenture (a “Potential Adjustment Event”) that the Calculation Agent determines (by reference to such Section) would result in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement or payment of the Transaction, subject to “Discretionary Adjustments” below. Immediately upon the occurrence of any Potential Adjustment Event, Counterparty shall notify the Calculation Agent of such Potential Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Potential Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

For the avoidance of doubt, Dealer shall not have any payment or delivery obligation hereunder in respect of, and no adjustment shall be made to the terms of the Transaction on account of, (x) any distribution of cash, property or securities by Counterparty to the holders of Convertible Securities (upon conversion or otherwise) or (y) any other transaction in which holders of Convertible Securities are entitled to participate, in each case, in lieu of an adjustment under the Indenture in respect of a Potential Adjustment Event (including, without limitation, under the fourth sentence of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).

Discretionary Adjustments:

Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent in good faith disagrees with any adjustment under the Indenture that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture or pursuant to Section 14.07 of the Indenture or any supplemental indenture entered into thereunder (a “Merger Supplemental Indenture”) or in connection with the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of or under the Transaction and, for the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, “Merger Event” shall mean “Share Exchange Event” as set forth in Section 14.07 of the Indenture.

Consequences of Merger Events:

Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make an adjustment to the terms relevant to the exercise, settlement or payment of the Transaction corresponding to the adjustment required under Section 14.07 of the Indenture in respect of such Merger Event, as determined by the Calculation Agent (by reference to such Section), subject to “Discretionary Adjustments” above; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any state thereof or the District of Columbia or (ii) the Counterparty to the Transaction, following such Merger Event, will not be a corporation or will not be the Issuer, Dealer may elect in its sole discretion that notwithstanding Section 12.7 of the Equity Definitions, that such event shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. For the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event gives rise to an Early Conversion.

Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event, Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) in the case of a Merger

Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), (a) if holders of a majority of Shares affirmatively make such an election, the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election or (b) if holders of less than a majority of Shares affirmatively make such an election, the types and amount of consideration actually received by such holders, and (ii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Consequences of Announcement Events:

Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the word “shall” in the second line shall be replaced with “may”, the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the fifth and sixth lines shall be deleted in their entirety and replaced with the words “effect on the embedded call options with an exercise price equal to the Cap Price sold by Counterparty to Dealer of such Announcement Event solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or such embedded call options”, and (z) for the avoidance of doubt, the Calculation Agent may determine whether the relevant Announcement Event has had an effect on the embedded call options with an exercise price equal to the Cap Price sold by Counterparty to Dealer of such Announcement Event solely in respect of changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or such embedded call options (and, if so, may adjust the Cap Price accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable. Section 12.3(d) of the Equity Definitions is hereby modified by deleting the text beginning “ “Cancellation ….” on the 11th line thereof through the end of the paragraph and inserting “such event shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement.”

Announcement Event:

(i) The public announcement by any third party reasonably capable of executing the Merger Event of a firm intention (or in the case of the Issuer or its affiliates, any public announcement) of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 15% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions.

Nationalization, Insolvency or Delisting:	Cancellation and Payment, provided that, notwithstanding Section 12.7 of the Equity Definitions, such event shall constitute an Additional Termination Event with respect to which the

Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement; provided further that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or the cancelled or terminated portion thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following sentence at the end of such Section:

“For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:

Dealer. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner provided, that if an Event of Default occurs with respect to Dealer, Counterparty shall have the right to appoint a successor calculation agent which shall be a nationally recognized third-party dealer in over-the-counter corporate equity derivatives. Calculation Agent agrees that it will promptly, upon written notice from Counterparty, provide a statement displaying in reasonable detail the basis for such determination or calculation, as the case may be (it being understood that the Calculation Agent shall not be required to disclose any confidential information or proprietary models used by it in connection with such determination or calculation, as the case may be) and make available appropriate employees or agents of the Dealer to explain the information provided pursuant to the foregoing.

4.     Account Details:

Dealer Payment Instructions:

[•]

[•]

A/C [•]

ABA:  [•]

Counterparty Payment Instructions:

To be provided by Counterparty.

5.     Offices:

The Office of Dealer for the Transaction is:

200 West Street, New York, New York 10282-2198

The Office of Counterparty for the Transaction is:

Inapplicable, Counterparty is not a Multibranch Party

6.     Notices: For purposes of this Confirmation:

(a)           Address for notices or communications to Counterparty:

To:	The Medicines Company
8 Sylvan Way
Parsippany, New Jersey 07054
Attn:	William B. O’Connor, Chief Financial Officer
Telephone:	973-290-6094
Email:	Bill.O’Connor@THEMEDCO.com

(b)                                 Address for notices or communications to Dealer:

To:	Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
Attn:	Simon Watson
Equity Capital Markets
Telephone:	212-902-2317
Facsimile:	212-256-5738
Email:	simon.watson@gs.com

With a copy to:

Attn:	Josh Murray
Telephone:	212-902-3291
Email:	joshua.murray@gs.com

7.     Representations, Warranties and Agreements:

(a)           In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)            On the Trade Date and as of the date of any Notice of Share Termination under (and as defined in) Section 8(c) below, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)           (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not subject to a “restricted period” and are not “covered securities” as such terms are defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii)          Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements).

(iv)          Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v)           Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction, and approving the Transaction and any related hedging activity for purposes of Section 203 of the Delaware General Corporation Law, and such other certificate or certificates as Dealer shall reasonably request.

(vi)          Counterparty is not entering into this Confirmation for the purpose of creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for Shares), for the purpose of inducing the purchase or sale of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, it being understood that no representation is made in respect of Dealer’s Hedging Activities.

(vii)        Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)        On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix)          No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(x)           Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD50 million.

(b)           Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c)           Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof.  Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)           Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code.  The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e)           As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer (i) an incumbency certificate, dated as of the Premium Payment Date, of Counterparty in customary form and (ii) an opinion of counsel, dated as of the Premium Payment Date and reasonably acceptable to Dealer, in the form of Exhibit A attached hereto.

(f)            Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g)           Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h)           Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

8.     Other Provisions:

(a)           Right to Extend.  Dealer may postpone or add, in whole or in part, any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its commercially reasonable discretion, that such extension is reasonably necessary to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares or Share Termination Delivery Units in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures (consistently applied to transactions similar to the Transaction and whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

(b)           Additional Termination Events.

(i)            The occurrence of an event of default with respect to Counterparty under the terms of the Convertible Securities on the Maturity Date thereof or which default has resulted in the Convertible Securities becoming due and payable under the Indenture as set forth in Section 6.02 of the Indenture shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement.

(ii)           Promptly following any repurchase and cancellation of Convertible Securities, including without limitation pursuant to Article 15 of the Indenture in connection with a “Fundamental Change” (as defined in the Indenture), Counterparty shall notify Dealer in writing of such repurchase and cancellation and the number of Convertible Securities so repurchased and cancelled (any such notice, a “Repurchase Notice”). Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Repurchase Notice, within the applicable time period set forth in the preceding sentence, and (y) a written representation and warranty by Counterparty that, as of the date of such Repurchase Notice, Counterparty is not in possession of any material nonpublic information regarding Counterparty or the Shares, shall constitute an Additional Termination Event as provided in this Section 8(b)(ii). Upon receipt of any such Repurchase Notice and the related written representation and warranty, Dealer shall promptly designate an Exchange Business Day following receipt of such Repurchase Notice (which in no event shall be earlier than the related settlement date for such Convertible Securities) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of such Convertible Securities specified in such Repurchase Notice minus the number of “Repurchase Options” (as defined in the Base Call Option Transaction Confirmation) and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.

(iii)          Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which the relevant converting Holder has satisfied the requirements to conversion set forth in Section 14.02(b) of the Indenture:

(A)       Counterparty shall, within one Scheduled Trading Day of the “Conversion Date” (as defined in the Indenture) for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Securities surrendered for conversion on such Conversion Date (such Convertible Securities, the “Affected Convertible Securities”), and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this Section 8(b)(iii);

(B)       upon receipt of any such Early Conversion Notice, within a commercially reasonable period of time thereafter, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be no earlier than one Scheduled Trading Day following the “Conversion Date” (as defined in the Indenture) for such Early Conversion) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Securities minus the “Affected Number of Options” (as defined in the Base Call Option Transaction Confirmation), if any, that relate to such Affected Convertible Securities and (y) the Number of Options as of the “Conversion Date” (as defined in the Indenture) for such Early Conversion;

(C)       any payment hereunder with respect to such termination shall be calculated by the Calculation Agent pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid (if any) and (ii) the number of Shares delivered (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Security upon conversion of such Affected Convertible Security, multiplied by the fair market value of one Share as determined by the Calculation Agent, minus (y) USD 1,000;

(D) for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustment to the conversion rate for the Convertible Securities has occurred pursuant to any Fundamental Change Adjustment or Discretionary Adjustment and (z) the corresponding Convertible Securities remain outstanding; and

(E)        the Transaction shall remain in full force and effect, except that, as of the “Conversion Date” (as defined in the Indenture) for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.

(c)           Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If Dealer shall owe Counterparty any amount pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day (which written confirmation shall contain the representation and warranty set forth in Section 7(a)(i)), no later than 9:30 A.M., New York City time, on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control.  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date,

Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:

If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) of the Agreement or such later date or dates as Dealer may commercially reasonably determine (the “Share Termination Payment Date”) taking into account commercially reasonable hedging or hedge unwind activity, in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event (other than on account of an Insolvency, Nationalization or Merger Event), Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)                                 Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction in a commercially reasonable manner cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and best efforts obligations to provide opinions and certificates and such other documentation as is customary for private placements agreements, all commercially reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the “Daily VWAP” (as defined in the Indenture) on such Exchange Business Days, and in the amounts, commercially reasonably requested by Dealer.  This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e)                                  Repurchase and Conversion Rate Adjustment Notices.  Counterparty shall, at least two Exchange Business Days prior to any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the “Conversion Rate” (as defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than 6.36% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof).  The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of Shares underlying any other convertible bond hedge transactions or similar call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day.  In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, relating to or arising out of such failure.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement and shall inure to the benefit of any permitted assignee of Dealer.

(f)                                   Transfer and Assignment.  Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent, in each case, so long as (x) the Transfer Conditions are met and (y) Counterparty shall not, as a result of such transfer or assignment, (A) be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment, or (B) receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment.  If at any time at which (1) the Equity Percentage exceeds 8.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator, but excluding reporting obligations arising under Section 13 of the Exchange Act) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received or that would subject a Dealer Person to restrictions (including restrictions relating to business combinations or other designated transactions), or have any other adverse effect on a Dealer Person, under Applicable Restrictions minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its discretion, is unable to effect a transfer or assignment to an Eligible Counterparty in accordance with the Transfer Conditions after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position would no longer exist following the resulting partial termination of the Transaction (after taking into account commercially reasonable adjustments to Dealer’s commercially reasonable Hedge Positions from such partial termination).  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement or Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the

Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day. An “Eligible Counterparty” is any nationally recognized dealer in equity derivatives with a rating (or having a guarantor with a rating) for its long term, unsecured and unsubordinated indebtedness equal to A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer.  The “Transfer Conditions” mean that in connection with the transfer of the Transaction, (i) a Potential Event of Default, Event of Default or Additional Termination Event in respect of the Dealer shall not be in effect or result from such transfer or assignment and (ii) the transferee or assignee shall provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto) or W-8 (or successor thereto), as applicable, prior to becoming a party to the Transaction.  In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A)                          With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;

(B)                          Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code”));

(C)                          Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested by, and reasonably satisfactory to, Dealer;

(D)                          Dealer shall not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)                           An Event of Default, Potential Event of Default or Termination Event shall not occur as a result of such transfer and assignment;

(F)                            Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)                          Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(g)                               Delivery of Shares.  Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(h)                                 Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)                                     No Netting and Set-off.  The provisions of Section 2(c) of the Agreement shall not apply to the Transaction.  Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j)                                    Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k)                                 Early Unwind.  In the event the sale by Counterparty of the Option Securities is not consummated pursuant to the Purchase Agreement for any reason by the close of business in New York on June 10, 2016 (or such later date as agreed upon by the parties) (June 10, 2016 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated.  Following such termination, cancellation and payment, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transaction at the then prevailing market price.  Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)                                     Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the “Daily VWAP” (as defined in the Indenture); (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the “Daily VWAP” (as defined in the Indenture), each in a manner that may be adverse to Counterparty; and (E) the Transaction is a derivatives transaction in which it has granted Dealer an option, and Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.

(m)                             Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under the WSTAA (or any statute containing any legal certainty provision similar to Section

739 of the WSTAA) or an amendment made by the WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).

(n)                                 Governing Law.  THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(o)                                 Amendment.  This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(p)                                 Counterparts.  This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(q)                                 Tax Matters.  For purposes of Sections 4(a)(i) and (ii) of the Agreement, each party agrees to deliver to the other one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) or appropriate Form W-8 (or successor thereto) (together with any appropriate attachments).

(r)                                    Withholding Tax with Respect to Non-US Counterparties. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any U.S. federal withholding tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or any Treasury regulations or other guidance issued thereunder). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(s)                                   Amendment to Equity Definitions.

(i)                                     Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material” and adding the phrase “or the Options” at the end of the sentence.

(ii)                                  Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) replacing the comma immediately following clause (A) thereof with the word “or”, (2) deleting clause (C) thereof in its entirety and (3) replacing the words “either party” in the last sentence thereof with the words “the Hedging Party”.

(t)                                    Other Adjustments Pursuant to the Equity Definitions.  Notwithstanding anything to the contrary in the Agreement, the Equity Definitions or this Confirmation, upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, the Calculation Agent may adjust the Cap Price to preserve the fair value of the Options to Dealer (provided that in no event shall the Cap Price be less than the Strike Price, and, for the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent).  Solely for purposes of this Section 8(t), the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to each such term in the Equity Definitions (as amended by Section 8(s)(i)).

(u)                                 Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

GOLDMAN, SACHS & CO.

		By:	/s/ Daniela A. Rouse
Name: Daniela A. Rouse
Title: Vice President

Agreed and Accepted By:

THE MEDICINES COMPANY

By:	/s/ William O’Connor
Name: William O’Connor
Title: Chief Financial Officer

EXHIBIT A

[FORM OF CAPPED CALL OPINION]

1.              The execution, delivery and performance by the Company of the Confirmations do not result in any violation of (i) Applicable Laws (as defined below) applicable to the Company or (ii) any of the terms and provisions of, under the Certificate of Incorporation or Bylaws or any of the agreements of, or other instruments binding upon, the Company filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 or the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, in each case except for such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

“Applicable Laws” means the federal laws of the United States of America and the laws of the State of New York and the rules and regulations adopted thereunder that in our experience are normally applicable to transactions of the type contemplated by the Confirmations.  However, the term “Applicable Laws” does not include, and we express no opinion with regard to (A) any state laws, rules or regulations relating to state securities or Blue Sky laws, federal or state antifraud laws or federal securities laws, (B) any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or instrumentality thereof and (C) any laws, rules or regulations that are applicable to the Company, the Confirmations or the transactions contemplated thereby solely because such laws, rules or regulations are part of a regulatory regime applicable to any party to any of the Confirmations or the Company or any of its affiliates because of the specific assets or business of the Company or such affiliate.

2.              The Confirmations have been duly authorized, executed and delivered by the Company.

3.              No consent, approval, authorization or order of, or qualification with, any court or governmental agency or body having jurisdiction over the Company is required to be obtained or made by the Company under Applicable Laws in connection with the execution of the Confirmations to which it is a party and the consummation of the transactions contemplated by the Confirmations, other than those consents, approvals, authorizations, orders or qualifications that have been obtained and are in effect, and except where the failure to obtain or make such consent, approval, authorization, order or qualification would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.  For the avoidance of doubt, we express no opinion in this paragraph as to compliance with the registration provisions of the Securities Act of 1933, as amended in relation to the Notes, or the Trust Indenture Act of 1939, as amended with respect to the Indenture.

4.              The statements in the Offering Memorandum under the heading “Description of Capped Call Transactions,” insofar as it purports to summarize certain provisions of the Confirmations described therein, are accurate in all material respects.

5.              The Company is not, and, after giving effect to the consummation of the issuance and sale of the Notes and any other transactions contemplated in the Offering Memorandum, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.